UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013 (May 14, 2013)

APOLLO INVESTMENT CORPORATION

(Exact name of Registrant as specified in its charter)

Maryland	814-00646	52-2439556
(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification Number)

9 West 57th Street, New York, NY 10019

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (212) 515-3450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On May 14, 2013, the registrant announced its estimated net asset value (“NAV”) per share of its common stock to be between $8.23 and $8.28 as of March 31, 2013. The registrant further announced that it expects to report net investment income per share for the quarter ended March 31, 2013 of approximately $0.21. This estimated financial information is preliminary and based on information available to the management team as of May 14, 2013. This estimated financial information remains subject to the completion of the year end closing process and has not been reviewed by our audit committee. Actual financial results may differ from these estimates and those changes may be material.

The preliminary financial data included in this 8-K has been prepared by and is the responsibility of the Registrant’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. There is no assurance that the final determination of NAV and net investment income will not be higher or lower than the estimates contained herein, and the final determination may be less than the estimates.

During the three months ended March 31, 2013, the registrant invested $402 million across 8 new and 9 existing portfolio companies. Of these new investments, 44% were in secured debt, 43% were in unsecured debt and 13% were in structured products and equity. The weighted-average yield on new debt securities was 11.7% for the three months ended March 31, 2013.

The registrant sold $98 million of investments during the three months ended March 31, 2013 and was repaid on $131 million of investments. Of these exited investments, 33% were in secured debt, 64% were in unsecured debt and 3% were in structured products and equity. The weighted-average yield on exited debt securities was 11.8%.

The information disclosed under this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2013	APOLLO INVESTMENT CORPORATION

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President and Secretary